PARTICIPATION AGREEMENT

AMONG

SECURITY BENEFIT LIFE INSURANCE COMPANY,

SECURITY DISTRIBUTORS, INC.,

AND

AMERICAN CENTURY INVESTMENT SERVICES, INC.

     THIS AGREEMENT, dated as of the 1st day of May, 2003, by and among Security Benefit Life Insurance Company, ("SBL"), a stock life insurance company organized under the laws of the State of Kansas, on its own behalf and on behalf of each segregated asset account of SBL set forth on Schedule A hereto, as may be amended from time to time (each an ("Account"), Security Distributors, Inc., a Kansas corporation and a registered broker/dealer ("SDI" and collectively with SBL, the ("Company") and American Century Investment Services, Inc. (the "Distributor"), a Missouri corporation.

     WHEREAS, American Century Variable Portfolios, Inc. (the "Issuer") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act") and offer series of shares representing an interest in a particular managed portfolio of securities (the "Funds"), which are registered under the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, Distributor serves as principal underwriter of each of the Funds and is duly registered as a broker/dealer with SEC; and

     WHEREAS, American Century Investment Management, Inc., which serves as investment advisor to the Fund, is duly registered as an investment advisor under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Company has issued or will issue certain variable annuity contracts supported wholly or partially by the Account (the "Contracts"), and said Contracts are listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement; and

     WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts; and

     WHEREAS, the Company intends to purchase Class II shares of the Funds listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the "Designated Funds"), on behalf of the Account to fund the aforesaid Contracts; and

     WHEREAS, the Distributor desires to retain the Company to perform certain services and the Company is willing and able to furnish such services.

     NOW, THEREFORE, in consideration of their mutual promises, the Company, and Distributor agree as follows:

ARTICLE I. SALE OF FUND SHARES

        1.1. Subject to Article IX hereof, the Distributor agrees to cause the Issuer to make available to the Company for purchase on behalf of the Account, shares of the Designated Funds, such purchases to be effected at net asset value in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing, (i) the Funds (other than those listed on Schedule A) in existence now or that may be established in the future will be made available to the Company only as the Issuer may so provide, and (ii) the Board of Directors of the Funds (the "Board") may suspend or terminate the offering of shares of any Designated Fund or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of such Designated Fund.

        1.2. The Distributor shall cause the Funds to redeem, at the Company's request, any full or fractional Designated Fund shares held by the Company on behalf of the Account, such redemptions to be effected at net asset value in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing, any Fund may delay redemption of Fund shares of any Designated Fund to the extent permitted by the 1940 Act, and any rules, regulations or orders thereunder.

        1.3. PURCHASE AND REDEMPTION PROCEDURES

           (a) The Distributor hereby appoints the Company as an agent of the Funds for the limited purpose of receiving and accepting purchase and redemption requests on behalf of the Account (but not with respect to any Fund shares that may be held in the general account of the Company) for shares of those Designated Funds made available hereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Account. Receipt and acceptance of any such request (or relevant transactional information therefor) on any day the New York Stock Exchange is open for trading and on which a Designated Fund calculates its net asset value (a "Business Day") pursuant to the rules of the Securities and Exchange Commission ("SEC"), by the Company as such limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund's prospectus shall constitute receipt and acceptance by the Designated Fund on that same Business Day, provided that the Fund receives notice of such request by 9:30 a.m. Eastern Time on the next following Business Day.

           (b) The Company shall pay for shares of each Designated Fund on the same Business Day that it notifies the Fund of a purchase request for such shares. Payment for Designated Fund shares shall be made in federal funds transmitted to the Fund or other designated person by wire to be received by 3:00 p.m. Eastern Time on the Business Day the Fund is notified of the purchase request for Designated Fund shares (unless the Fund determines and so advises the Company that sufficient proceeds are available from redemption of shares of other Designated Funds effected pursuant to redemption requests tendered by the Company on behalf of the Account, or unless the Fund otherwise determines and so advises the Company to delay the date of payment, to the extent the Fund may do so under the 1940 Act). If federal funds are not received on time, such funds will be invested, and Designated Fund shares purchased thereby will be issued, as soon as practicable and the Company shall promptly, upon the Fund's request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowing or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of Fund transactions effected by the Fund based upon such purchase request. Upon receipt of federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

           (c) Payment for Designated Fund shares redeemed by the Account or the Company shall be made by the Fund in federal funds transmitted by wire to the Company or any other designated person. The Funds shall use reasonable efforts to wire such funds by 3 p.m. Eastern Time on the same Business Day the Fund is properly notified of the redemption order of such shares (unless redemption proceeds are to be applied to the purchase of shares of other Designated Funds in accordance with Section l.3(b) of this Agreement), except that the Fund reserves the right to delay payment of redemption proceeds to the extent permitted under Section 22(e) of the 1940 Act and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then-current prospectus.

           (d) Any purchase or redemption request for Designated Fund shares held or to be held in the Company's general account shall be effected at the net asset value per share next determined after the Fund's receipt and acceptance of such request, provided that, in the case of a purchase request, payment for Fund shares so requested is received by the Fund in federal funds prior to close of business for determination of such value, as defined from time to time in the Fund's prospectus.

           (e) If transactions in Fund shares are to be settled through the National Securities Clearing Corporation's Mutual Fund Settlement, Entry, and Registration Verification (Fund/SERV) system, the terms of the Fund/SERV and Networking Agreement between the Company and American Century Services Corporation, an affiliate of Distributor, will apply and supersede the provisions set forth in this Section 1.3.

        1.4. The Fund shall use reasonable efforts to make the net asset value per share for each Designated Fund available to the Company by 6:30 p.m. Eastern Time each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Designated Fund is calculated, and shall calculate such net asset value in accordance with the Fund's prospectus. If any Fund provides the Company with materially incorrect share net asset value information, the Company on behalf of the Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of the net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery. In the event that any such material error is the result of the gross negligence of the Fund, or its designated agent for calculating the net asset value, any administrative or other costs or losses incurred for correcting underlying Contract owner accounts shall be at the Distributor's expense. Whether such an error is material shall be determined by the Fund in accordance with the policy adopted by each fund's Board of Directors.

        1.5. The Fund shall use reasonable efforts to furnish notice (by wire or telephone followed by written confirmation) to the Company of any income dividends or capital gain distributions payable on any Designated Fund shares by the record date, but in no event later than 6:30 p.m. Eastern Time on the ex-dividend date. The Company, on its behalf and on behalf of the Account, hereby elects to receive all such dividends and distributions as are payable on any Designated Fund shares in the form of additional shares of that Designated Fund. The Company reserves the right, on its behalf and on behalf of the Account, to revoke this election and to receive all such dividends and capital gain distributions in cash. The Fund shall notify the Company promptly of the number of Designated Fund shares so issued as payment of such dividends and distributions.

        1.6. Issuance and transfer of Fund shares shall be by book entry only. Share certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund shares shall be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.

        1.7.        (a) The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund's shares may be sold to other parties, including insurance companies and the cash value of the Contracts may be invested in other investment companies.

           (b) The Company shall not, without prior notice to the Distributor (unless otherwise required by applicable law), take any action to operate the Account as a management investment company under the 1940 Act.

           (c) The Company shall not, without prior notice to the Distributor (unless otherwise required by applicable law), induce Contract owners to change or modify a Fund or change a Fund's investment advisor.

           (d) The Company shall not, without prior notice to a Fund, induce Contract owners to vote on any matter submitted for consideration by the shareholders of such Fund in a manner other than as recommended by the Board.

        1.8         (a) The Company covenants and agrees that all orders accepted and transmitted by it hereunder will be based upon instructions that it received from the Account owners, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all orders or otherwise maintain records that will enable the Company to demonstrate compliance with this provision.

           (b) The Company covenants and agrees that all orders transmitted to the Issuers, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts, and is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code. For purposes of this paragraph, persons "duly authorized to act on behalf of the owner of the Accounts" shall mean those persons set forth in Schedule B to this Agreement as it may be amended from time to time.

ARTICLE II. ADMINISTRATIVE SERVICES.

       The Company shall be the sole shareholder of Fund shares purchased for the Account pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuers from time to time. The Company agrees to provide all administrative services for the investors in the Account, including but not limited to those services specified in Schedule C (the "Administrative Services"). Neither Distributor nor the Issuer shall be required to provide Administrative Services for the benefit of investors in the Account. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply in all material respects with all laws, rules and regulations applicable to the provision of the Administrative Services. Upon request, the Company will provide Distributor or its representatives reasonable information regarding the quality of the Administrative Services being provided and its compliance with the terms of this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

        3.1. The Company represents and warrants that the Contracts (a) are, or prior to issuance will be, registered under the 1933 Act, or (b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account as a segregated asset account under Kansas insurance laws, and that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (b) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act.

        3.2. The Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as life insurance or annuity contracts under applicable provisions of the Code and that it will maintain such treatment and that it will notify the Fund and the Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

        3.3. The Distributor represents and warrants that Designated Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, shall be duly authorized for issuance and sold in compliance with applicable state and federal securities laws and that each is and shall remain registered under the 1940 Act. The Distributor shall cause the Funds to amend the registration statements for their shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares and shall cause the Funds to register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Funds.

        3.4. The Distributor represents that the Issuer is lawfully organized and validly existing under the laws of the state in which it is registered and that they do and will comply in all material respects with the 1940 Act.

        3.5. The Company represents and warrants that (a) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and (b) the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

        3.6. The Distributor represents and warrants that (a) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Distributor, enforceable in accordance with its terms; and (b) the activities of the Distributor and the Funds contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

        3.7. The Distributor represents and warrants that all of their trustees/directors, officers, employees, and other individuals or entities dealing with the money and/or securities of the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Funds in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

        3.8. The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Account are covered by a blanket fidelity bond or similar coverage for the benefit of the Account, in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

        3.9. The Distributor represents and warrants that it is duly registered as a broker/dealer with the SEC and is a member in good standing of the NASD.

ARTICAL IV. PROSPECTUSES AND PROXY STATEMENTS; VOTING

        4.1. The Distributor shall provide the Company with as many printed copies of the current prospectus, current Statement of Additional Information ("SAI"), supplements, proxy statements, and annual or semi-annual reports of each Designated Fund (for distribution to Contract owners with value allocated to such Designated Funds) as the Company may reasonably request to deliver to existing Contract owners. If requested by the Company in lieu thereof, the Distributor shall provide such documents (including a "camera-ready" copy of such documents as set in type, a diskette in the form sent to the financial printer, or an electronic copy of the documents in a format suitable for posting on the Company's web-site, all as the Company may reasonably request) and such other assistance as is reasonably necessary in order for the Company to have prospectuses, SAIs, supplements and annual or semi-annual reports for the Contracts and the Fund printed together in a single document or posted on the Company's web-site or printed individually by the Company if it so chooses. The expenses associated with printing and providing such documentation shall be as set forth in Article V.

        4.2. Each Fund's prospectus shall state that the current SAI for the Fund is available.

        4.3. The Distributor shall provide the Company with information regarding each Fund's expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract. The Company agrees that it will use such information substantially in the form provided. The Company shall provide prior written notice of any proposed modification of such information, which notice will describe the manner in which the Company proposes to modify the information, and agrees that it may not modify such information in any way without the prior consent of the Fund, which consent shall not be unreasonably withheld.

        4.4. The Distributor will pay or cause to be paid the expenses associated with text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to Contract owners with respect to proxies related to the Fund, consistent with applicable provisions of the 1940 Act.

        4.5. So long as, and to the extent the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners, or to the extent otherwise required by law, the Company shall provide a list of Contract owners with value allocated to a Designated Fund as of the record date to the Fund or its agent in order to facilitate the Fund's solicitation of voting instructions from Contract owners. The Company shall also provide such other information to the Fund as is reasonably necessary in order for the Fund to properly tabulate votes for Fund initiated proxies. The Company reserves the right to vote Fund shares held in its general account in its own right, to the extent permitted by applicable laws.

        4.6. The Company represents and warrants that in the event it chooses to post any Fund's prospectus, periodic report or other information on its web-site, it will promptly update such information and will not post outdated prospectuses, reports or information at any time. If a prospectus is supplemented at any time, the Company will promptly post such supplement with the prospectus.

ARTICLE V. SALES MATERIAL AND INFORMATION

        5.1 The Company shall furnish, or shall cause to be furnished, to the Distributor or its designee, each piece of sales literature or other promotional material that the Company develops and in which the Issuer (or a Designated Fund thereof) or the Distributor is named. No such material shall be used until approved by the Distributor or its designee, and the Distributor will use its best efforts for it or its designee to review such sales literature or promotional material within ten (10) Business Days after receipt of such material. The Distributor or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Issuer (or a Designated Fund thereof) or the Distributor is named, and no such material shall be used if the Distributor or its designee so objects.

        5.2 The Company shall not give any information or make any representations or statements on behalf of a Fund or concerning a Fund or the Distributor in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Distributor or its designee, except with the permission of the Distributor or its designee.

        5.3 The Distributor or its designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, and/or the Account, is named. No such material shall be used until approved by the Company, and the Company will use its best efforts to review such sales literature or promotional material within ten (10) Business Days after receipt of such material. The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects.

        5.4 The Distributor shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company, except with the permission of the Company.

        5.5 The Distributor will provide to the Company at least one complete copy of all registration statements, prospectuses, SAls, reports, proxy statements, sales literature and other promotional materials, and all amendments to any of the above, that relate to the Designated Funds or their shares, promptly after the effectiveness of such document(s) filed with the SEC or other regulatory authorities.

        5.6 The Company will provide to the Distributor at least one complete copy of all registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAls, reports, solicitations for voting instructions, sales literature and other promotional materials, and all amendments to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document(s) with the SEC or other regulatory authorities. The Company shall provide to the Distributor any complaints received from the Contract owners pertaining to the Fund or a Designated Fund.

        5.7 The Distributor will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Fund, and of any material change in the Fund's registration statement, particularly any change resulting in a change to the registration statement or prospectus for any Account. The Distributor will work with the Company so as to enable the Company to solicit proxies from Contract owners, or to make changes to its prospectus or registration statement, in an orderly manner. The Distributor will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

ARTICLE VI. FEES AND EXPENSES

        6.1. All expenses incident to performance by the Funds under this Agreement shall be paid by the Funds. The Distributor shall see to it that all Fund shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the such Fund, in accordance with applicable state laws prior to their sale. The Funds shall bear the expenses for the cost of registration and qualification of the Funds' shares, preparation and filing of the Funds' prospectuses and registration statements, proxy materials and reports, setting the prospectuses in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the each Fund's shares. The Fund shall bear the expenses of distributing the Fund's proxy materials and reports to existing Contract owners.

        6.2. The Company shall bear the expense of distributing all prospectuses and reports to shareholders (whether for existing Contract owners or prospective Contract owners). The Company shall bear the expense of printing copies of the prospectus for the Contracts for use with prospective Contract owners. The Company shall bear the expenses incident to (including the costs of printing) sales literature and other promotional material that the Company develops and in which the Issuer (or a Designated Fund thereof) is named.

        6.3. Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Participant as a shareholder. In consideration of performance of the Administrative Services by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee") of 25 basis points (0.25%) of the average aggregate amount of Class II shares of the Funds held in the Account under this Agreement. Distributor will calculate the amount of the payment to be made pursuant to this Section 6.3 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The parties acknowledge that the payments received by the Company under this Section 6.3 are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

        6.4. In consideration of performance of the Distribution Services specified on Schedule D by SDI, Distributor will pay SDI a fee (the "Distribution Fee") of 25 basis points (0.25%) of the average aggregate amount invested by the Company in Class II shares of the Funds under this Agreement. Distributor will calculate the amount of the payment to be made pursuant to this Section 6.4 at the end of each calendar quarter and will make such payment to SDI within 30 days thereafter.

        6.5. For the purposes of computing the payment to the Company and SDI as contemplated by this Article 6, the average aggregate amount invested by the Account in the Funds over a one month period shall be computed by totaling the Account's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Account) on each Business Day during the month and dividing by the total number of Business Days during such month.

        6.6. Distributor will calculate the amount of the payment to be made pursuant to this Article 6, at the end of each calendar quarter and will make such payment to the Company or SDI as applicable, within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed as follows:

For payments under 6.3, to:

Security Benefit Life Insurance Company
One Security Benefit Place
Topeka, KS 66636
Attention:	Tammy Brownfield - Finance
Phone No.:	(785) 438-3279
Fax No.:	(785) 368-1356

For payments under Section 6.4, to:

Security Distributors, Inc.
One Security Benefit Place
Topeka, KS 66636
Attention:	Tammy Brownfield - Finance
Phone No.:	(785) 438-3279
Fax No.:	(785) 368-1356

ARTICLE VII. OUALIFICATION

    7.1 The Distributor represents and warrants that the Funds are qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code,") and that they will maintain such qualification (under Subchapter M or any successor or similar provisions) and that they will notify the Company immediately upon having a reasonable basis for believing that they have ceased to so qualify or that they might not so qualify in the future.

    7.2 The Distributor represents and warrants that each of the Funds will comply and will maintain each Fund's compliance with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code (or any successor or similar provisions and Section 1.817-5(b)of the regulations under the Code (or any successor or similar provisions). The Distributor will notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to so comply or that a Fund might not comply in the future. In the event of a breach of this Section 7.2, the Distributor will take all reasonable steps to adequately diversify the affected Fund so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Internal Revenue Code.

    ARTICLE VIII. POTENTIAL CONFLICTS.

    8.1 The Company has received a copy of an application for exemptive relief, as amended, filed by the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

    8.2 The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

    8.3 If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members),take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

(a)
withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

(b)	establishing a new registered management investment company or managed separate account.

    8.4 If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

    8.5 For the purpose of this Article VIII, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this Article VIII to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

ARTICLE IX. INDEMNIFICATION

9.1 Indemnification by the Company

        9.1 (a). The Company agrees to indemnify and hold harmless each of the Foods and the Distributor and each of their trustees/directors and officers, and each person, if any, who controls the Fund or Distributor within the meaning of Section 15 of the 1933 Act or who is under common control with the Fund or the Distributor (collectively, the "Indemnified Parties" for purposes of this Section 9.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

    (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus (which shall include a written description of a Contract that is not registered under the 1933 Act), or SAI for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund or the Distributor specifically for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or ; or

    (ii) arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or its agents or persons under the Company's authorization or control, with respect to the sale or distribution of the Contracts, or

    (iii) arise out of any untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company specifically for use therein; or

    (iv) arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

    (v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company;

as limited by and in accordance with the provisions of Sections 9.1(b) and 9.1(c) hereof.

        9.1 (b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of its obligations or duties under this Agreement.

        9.1 (c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

         9.1 (d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

     9.2 indemnification by the Distributor

        9.2 (a). The Distributor agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 9.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

    (vi) arise out of or are based upon any untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Distributor or a Fund by or on behalf of the Company for use in the registration statement, prospectus or SAI for the Fund or in sales literature (or any amendment or supplement) or

    (vii) arise out of or as a result of statements or representations by or on behalf of the Fund or the Distributor (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Fund or the Distributor) or wrongful conduct of the Distributor or the Fund with respect to the sale or distribution of the Contracts or Fund shares; or

    (viii) arise out of any untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Distributor or the Fund specifically for use therein; or

    (ix) arise as a result of any failure by the Fund or the Distributor to provide the services and furnish the materials under the terms of this Agreement (including a failure of the Fund, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VII of this Agreement); or

    (x) arise out of or result from any material breach of any representation and/or warranty made by or on behalf of the Distributor or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by or on behalf of the Distributor or the Fund;

as limited by and in accordance with the provisions of Sections 9.2(b) and 9.2(c) hereof.

        9.2 (b). The Distributor shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

        9.2 (c). The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, the Distributor will be entitled to participate, at its own expense, in the defense thereof. The Distributor also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the Distributor to such party of the Distributor's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

        9.2 (d). The Company agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

     9.3 After any party notifies the other parties of an action in which indemnification under this Article 9 may be required, the parties will review the action in question to determine (i) if it claims that an untrue statement or omission of a material fact exists in documents created by Company or in a Fund's registration statement, and (ii) if so, whether the party who created the document in question is required to indemnify hereunder. Any such decision shall not be an admission of liability but rather a determination of what party should properly bear the costs of defense until the case is finally adjudicated. The decision of a court with proper jurisdiction over the parties and the matter at hand shall be determinative of who should bear such costs.

ARTICLE X. APPLICABLE LAW

    10.1 This Agreement shall be subject to the applicable provisions of the 1933 and 1940 Acts as well as the applicable provisions of the Exchange Act of 1934, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE XI. TERMINATION

11.1	This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party, for any reason with respect to some or all Designated Portfolios, by four (4) months advance written notice delivered to the other parties; or

(b)
termination by the Company by written notice to the other parties based upon the Company's determination that shares of a Fund are not reasonably available to meet the requirements of the Contracts; or

(c)
termination by the Company by written notice to the other parties in the event any of the Designated Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)
termination by the Distributor in the event that formal administrative proceedings are instituted against the Company by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Designated Funds' shares; provided, however, that the Fund or Distributor determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)
termination by the Company in the event that formal administrative proceedings are instituted against a Fund or Distributor by the SEC or any state securities department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Distributor to perform its obligations under this Agreement; or

(f)
termination by the Company by written notice to the other parties in the event that (i) any Designated Fund ceases to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, or if the Company reasonably believes that any such Fund may fail to so qualify or comply or (ii) any Designated Fund fails to meet the diversification requirements specified in Article VII hereof or if the Company reasonably believes that any Designated Fund may fail to meet such diversification requirements; or

(g)
termination by the Distributor by written notice to the other parties, if the Distributor shall determine, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h)
termination by the Company by written notice to the other parties, if the Company shall determine, in its sole judgment exercised in good faith, that a Fund or the Distributor has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity;

(i)
termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Fund in accordance with the terms of the Contracts, provided that the Company has given at least 45 days prior written notice to the Fund and Distributor of the date of substitution;

(j)	termination upon assignment by either party; or

(k)	termination of Section 6.4 which relates to the Fund's Rule 12b-l plan by a vote of a majority of independent directors of the Funds.

     11.2 Notwithstanding any termination of this Agreement, the Fund and the Distributor shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"), unless the Company seeks an order pursuant to Section 26(b) of the 1940 Act to permit the substitution of other securities for the shares of the Designated Funds. Specifically, the owners of the Existing Contracts may be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts (subject to any such election by the Company).

     11.3 Notwithstanding any termination of this Agreement, each party's obligation under Article VIII to indemnify the other parties shall survive.

ARTICLE XII. NOTICES

        Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Company:	Security Benefit Life Insurance Company Attention General Counsel One Security Benefit Place Topeka, Kansas 66636 - 0001

If to the Funds or the Distributor:	American Century Investment Services, Inc. 4500 Main Street, 9th Floor Kansas City, Missouri 64111 Attention: Janet A. Nash, Esq.

ARTICLE XIII. MISCELLANEOUS

     13.1 All persons dealing with the Funds must look solely to the property of the respective Designated Funds listed on Schedule A hereto for the enforcement of any claims against the Fund. The parties agree that neither the Board, officers, agents or shareholders of a Fund assume any personal liability or responsibility for obligations entered into by or on behalf of a Fund.

     13.2 Subject to the requirements of legal process and regulatory authority, the Funds and the Distributor shall treat as confidential the names and addresses of the owners of the Contracts. Each party shall treat as confidential all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such information without the express written consent of the affected party until such time as such information has come into the public domain.

     13.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     13.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     13.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     13.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Kansas Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable insurance operations of the Company are being conducted in a manner consistent with the Kansas insurance laws and regulations and any other applicable law or regulations.

     13.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federa1 laws.

     13.8 This Agreement or any of the rights and obligations hereunder may not be assigned by any party.

 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

Security Benefit Life Insurance Company	By its authorized officer

	By:	/s/ Kal Bakk
	Title:	Senior Vice President

Security Distributors, Inc.	By its authorized officer

	By:	/s/ Greg Garvin
	Title:	President

American Century Investment Services, Inc.	By its authorized officer

	By:	/s/ William M. Lyons
	Title:	William M. Lyons
Executive Vice President

May 1 , 2003

SCHEDULE A

Account (s)	Contract (s)	Designated Fund (s)

SBL Variable Annuity Account XIV	V6029	American Century VP Value Fund, Class II American Century VP Ultra Fund, Class II

A-1

SCHEDULE B

    Authorized contact persons: The following persons are authorized on behalf of the Company to effect transactions in each Account:

Name: Wendy Katsbulas	Phone: 785-438-3089

Name: Cathy Ward	Phone: 785-438-3512

Name: Lisa Young	Phone: 785-438-3267

Name: Tammy Brownfield	Phone: 785-438-3279

SCHEDULE C
 Administrative Services

    Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services with respect to investors in the Account, including, but not limited to, the following:

       1. Maintain separate records for each investor, which records shall reflect the shares purchased and redeemed and share balances of such investors. The Company will maintain a single master account with each Fund on behalf of the Account and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Account.

       2. Disburse or credit to the investors all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

       3. Prepare and transmit to the investors as required by law periodic statements showing the total number of units owned by the investors as of the statement closing date, purchases and redemptions of Fund shares by the investors during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the investors.

       4. Transmit purchase and redemption orders to the Funds on behalf of the investors in the Account in accordance with the procedures set forth in the Agreement.

       5. Distribute to the investors copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

       6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Account.

SCHEDULE D
Distribution Services

    Pursuant to the Agreement to which this is attached, SDI shall perform distribution services for Class II shares of the Funds, including, but not limited to, the following:

1	Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2	Provide facilities to answer questions from prospective investors about Fund shares.

3	Assist investors in completing application forms and selecting dividend and other account options.

4	Provide other reasonable assistance in connection with the distribution of Fund shares.

AMENDMENT NUMBER 1
TO PARTICIPATION AGREEMENT

     WHEREAS, American Century Investment Services, Inc. (the "Distributor"), Security Benefit Life Insurance Company ("SBL") and Security Distributors, Inc. ("SDI" and collectively with SBL, the "Company") are parties to a Participation Agreement dated May 1, 2003 (the "Agreement"); and

     WHEREAS, terms of the Agreement contemplate that Accounts and Contracts of SBL that are eligible to purchase Funds of the Issuer may be changed from time to time by amending Schedule A to the Agreement; and

     WHEREAS, the parties wish to add certain Accounts and Contracts to the Agreement by deleting the existing Schedule A and replacing it with the Schedule A attached hereto; and

     WHEREAS, capitalized terms used but not defined herein, shall have the meaning given them in the Agreement; and

     WHEREAS, all other terms of the Agreement shall remain in full force and effect;

     NOW, THEREFORE, the parties agree to delete the existing Schedule A to the Agreement and replace it with the Schedule A attached hereto.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment #1 to the Agreement to be executed in its name and on its behalf by its duly authorized representative.

Security Benefit Life Insurance Company
By its authorized officer

	By:	/s/ Kal Bakk

	Title:	Senior Vice President and Chief Marketing Officer

Security Distributors, Inc.
By its authorized officer

	By:	/s/ Amy J. Lee

	Title:	Secretary

American Century Investment Services, Inc.
By its authorized officer

	By:	/s/ WILLIAM M. LYONS
	Title:	WILLIAM M. LYONS PRESIDENT

January 30 , 2004

SCHEDULE A

Account (s)	Contract (s)	Designated Fund (s)

SBL Variable Annuity Account XIV	V6029	American Century VP Value Fund, Class II American Century VP Ultra Fund, Class II

Variflex Separate Account	V6016 V6023 GV6023 GVC6023 GV6317	American Century VP Value Fund, Class II American Century VP Ultra Fund, Class II

SBL Variable Annuity Account VIII	V6022	American Century VP Value Fund, Class II
	V6025	American Century VP Ultra Fund, Class II
V6028
GV6322

SBL Variable Annuity Account XVII	V6029	American Century VP Value Fund, Class II American Century VP Ultra Fund, Class II

[LOGO] AMERICAN CENTURY INVESTMENTS

December 13,2004

Security Benefit Group Inc
Attn: Accounts Receivable
1 SW Security Benefit Pl
Topeka, KS 66636-0001

Dear Supplier:

I would like to take this opportunity to inform you of an upcoming change that may affect your recordkeeping regarding our account.

Effective January 1,2005, certain American Century Investments companies will be reorganized, including American Century Services Corporation ("ACSC"). After January 1, 2005, ACSC will be known as American Century Services LLC, which will be organized under Delaware law. This reorganization does not reflect any change of control in ownership or direction of our company. Moreover, this reorganization does not affect the validity of any contracts that we have with your company.

Also, as the end of the calendar year approaches, we would like to take this opportunity to extend to you and your colleagues our seasonal greetings and best wishes for a successful and profitable new year. It is through our suppliers that American Century Investments is able to deliver excellence to our customers.

If I can assist you in answering any questions, please do not hesitate to call me at 816-340-7601. Again, thank you for your support during the past year and best wishes from all of us at American Century Investments.

Very truly yours,

/s/ Janice M. Blansit

Janice M. Blansit, C.P.M.
Director of Purchasing

American Century Investments
P.O. Box 418210,4500 Main Street Kansas City, MO 64141-9210	1-800-345-2021 or 816-531-5575 www.americancentury.com	Offices in: Denver, Colorado; Mountain View, California; New York, New York; Singapore

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 2 TO THE PARTICIPATION AGREEMENT ("Amendment") is effective as of the 28th day of March, 2007, by and between SECURITY BENEFIT LIFE INSURANCE COMPANY ("SBL"), SECURITY DISTRIBUTORS INC. ("SDI" and collectively with SBL, the "Company"), and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor").

     WHEREAS, Distributor and Company are parties to a Participation Agreement dated May 1, 2003 as amended on January 30, 2004 (the "Agreement"); and

     WHEREAS, terms of the Agreement contemplate that Accounts and Contracts of the Company that are eligible to purchase Funds of the Issuer may be changed from time to time by amending Schedule A to the Agreement; and

     WHEREAS, the parties wish to add certain Accounts and Contracts to the Agreement by deleting the existing Schedule A and replacing it with the Schedule A attached hereto.

     WHEREAS, the parties now desire to further modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. Fees and Expenses. Section 6.3 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

     "6.3. Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Participant as a shareholder. In consideration of performance of the Administrative Services by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee"), the amount of which is designated on Schedule A, of the average aggregate amount of Class II shares of a Fund held in an Account under this Agreement. Distributor will calculate the amount of the payment to be made pursuant to this Section 6.3 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The parties acknowledge that the payments received by the Company under this Section 6.3 are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution."

     2. Amendment of Schedule A. The parties agree to delete the existing Schedule A to the Agreement and replace it with the Schedule A attached hereto.

     3. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     5. Defined Terms. Full Force and Effect. Capitalized terms used but not defined herein shall have the meaning given to them in the Agreement. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date provided above.

SECURITY BENEFIT LIFE INSURANCE COMPANY	AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

SECURITY DISTRIBUTORS, INC.
By:
Name:
Title:

SCHEDULE A

List of Designated Funds

Account (s)	Contract (s)	Designated Funds
SBL Variable Annuity Account XIV	V6029	American Century VP Mid Cap Value Fund, Class II American Century VP Value Fund, Class II American Century VP Ultra Fund, Class II

Variflex Separate Account	V6016 V6023 GV6023 GVC6023 GV6317	American Century VP Mid Cap Value Fund, Class II American Century VP Value Fund, Class II American Century VP Ultra Fund, Class II

SBL Variable Annuity Account VIII	V6022 V6025 V6028 GV6322	American Century VP Mid Cap Value Fund, Class II American Century VP Value Fund, Class II American Century VP Ultra Fund, Class II

SBL Variable Annuity Account XVII	V6029	American Century VP Mid Cap Value Fund, Class II American Century VP Value Fund, Class II American Century VP Ultra Fund, Class II

Administrative Services Fee Schedule

FUND	ADMINISTRATIVE SERVICES FEE
American Century VP Mid Cap Value Fund, Class II American Century VP Value Fund, Class II American Century VP Ultra Fund, Class II	15 basis points (0.15%) 25 basis points (0.25%) 25 basis points (0.25%)

AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 3 TO THE PARTICIPATION AGREEMENT (“Amendment”) is effective as of the 15th day of December, 2010, by and between SECURITY BENEFIT LIFE INSURANCE COMPANY (“SBL”), SECURITY DISTRIBUTORS INC. (“SDI” and collectively with SBL, the “Company”), and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the “Distributor”).

WHEREAS, Distributor and Company are parties to a Participation Agreement dated May 1, 2003 as amended on January 30, 2004 and March 28, 2007 (the “Agreement”); and

WHEREAS, the parties have agreed to amend the Agreement to add additional VP Class I and VP Class II funds as investment options under the Agreement; and

WHEREAS, the parties have agreed to revise the Administrative Services Fee reimbursement terms.

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.           Schedule A.  Schedule A is hereby deleted in its entirety and is replaced with Schedule A attached hereto.

2.           Prospectuses and Proxy Statements; Voting  The last sentence of Section 4.1 of the Agreement is hereby deleted and replaced with the following:  The expenses associated with printing and providing such documentation shall be borne in accordance with Schedule F hereof.

3.           Fees and Expenses.  Section 6 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(6.1)           The Company and the Distributor shall bear expenses in accordance with Schedule F hereof.

(6.2)           Certain of the Funds have adopted distribution plans pursuant to which Distributor, on behalf of each such Fund, will pay a service fee to dealers in accordance with the provisions of such Funds’ distribution plans.  The service fee is paid as additional consideration for all personal services, account maintenance services and/or Distribution Services provided by the broker/dealer of record to shareholders of the applicable Fund.  The provisions and terms of these Funds’ distribution plans are described in their respective Prospectuses, and the Company hereby agrees that Distributor has made no representations with respect to the distribution plans of such Funds in addition to, or conflicting with, the description set forth in their respective Prospectuses.  The fee for each class of Shares will be set by Distributor based on the relevant distribution plans.  Any such fee shall be paid only to the broker/dealer of record pursuant to Distributor’s records, whether that broker is the Company or another entity.  Only one broker may be designated as the broker/dealer of record on any account.

(6.3)           The Company acknowledges that Distributor shall not accept any Orders for any broker/dealer of record or other client that has not entered into an agreement with the Distributor.  Distributor may, in its sole discretion, reject any and all applications reflecting a broker that does not have such an agreement with Distributor.

(6.4)           Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single omnibus account per class per Fund for the Accounts rather than having each Participant as a shareholder.  In consideration of performance of the Administrative Services by the Company, Distributor will pay the Company a fee (the “Administrative Services Fee”) attached as Schedule E under this Agreement

(6.5)           For the purposes of computing the payments to the Company contemplated by this Section 6.5, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over any period shall be computed by totaling the Company’s aggregate investment (share net asset value multiplied by total number of Shares held by the Company) on each calendar day during the period and dividing by the total number of calendar days during such period.  Distributor will calculate the amount of the payments to be made pursuant to this Section 6.5 at the end of each calendar quarter and will make such payments to the Company within 30 days thereafter.  The parties acknowledge that the payments received by the Company under this Section 6.5 are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

(6.6)           The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid for the relevant period and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

Attention:
Phone No.:
Fax No.:

(6.7)           Other than those payments specifically set forth herein, no dealer concessions or other service or distribution fees shall be paid to the Company.

4.           Schedule E.  A new Schedule E is hereby added to the Agreement attached hereto.

5.           Schedule F.  A new Schedule F is hereby added to the Agreement attached hereto.

6.           For the convenience of the parties, all schedules to the Agreement have been attached hereto.

7.           Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

8.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

9.           Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

SECURITY BENEFIT LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT SERVICES, INC.
By:	/s/ DOUGLAS G. WOLFF	By:	/s/ CINDY A. JOHNSON
Name:	Douglas G. Wolff	Name:	Cindy A. Johnson
Title:	Vice President	Title:	Vice President

SECURITY DISTRIBUTORS, INC.
By:	/s/ MARK J. CARR
Name:	Mark J. Carr
Title:	President

SCHEDULE A

Account(s)	Contract(s)	Designated Funds

SBL Variable Annuity Account XIV	V6029	American Century VP Inflation Protection, Class II
American Century VP Mid Cap Value, Class II
American Century VP Income & Growth, Class II
American Century VP International, Class II
American Century VP Large Company Value, Class II
American Century VP Vista, Class II
American Century VP Value, Class II
American Century VP Ultra, Class II
Variflex Separate Account	V6016	American Century VP Mid Cap Value Fund, Class II
	V6023	American Century VP Value Fund, Class II
	GV6023	American Century Ultra Fund, Class II
GVC6023
GV6317
SBL Variable Annuity Account VIII	V6022	American Century VP Mid Cap Value Fund, Class II
	V6025	American Century VP Value Fund, Class II
	V6028	American Century Ultra Fund, Class II
GV6322
SBL Variable Annuity Account XVII	V6029	American Century VP Mid Cap Value Fund, Class II
American Century VP Value Fund, Class II
American Century Ultra Fund, Class II

Schedule B

Authorized contact persons:  The following persons are authorized on behalf of the Company to effect transactions in each Account:

Name: Lisa Young	Phone: 785-438-3267
Name: Tammy Brownfield	Phone: 785-438-3279

Schedule C
Administrative Services

Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services with respect to investors in the Account, including, but not limited to, the following:

1.           Maintain separate records for each investor, which records shall reflect the shares purchased and redeemed and share balances of such investors.  The Company will maintain a single master account with each Fund on behalf of the Account and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Account.

2.           Disburse or credit to the investors all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.           Prepare and transmit to the investors as required by law periodic statements showing the total number of units owned by the investors as of the statement closing date, purchases and redemptions of Fund shares by the investors during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the investors.

4.           Transmit purchase and redemption orders to the Funds on behalf of the investors in the Account in accordance with the procedures set forth in the Agreement.

5.           Distribute to the investors copies of the Funds’ prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

6.           Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Account.

Schedule D
Distribution Services

Pursuant to the Agreement to which this is attached, SDI shall perform distribution services for Class II shares of the Funds, including, but not limited to, the following:

1.	Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2.	Provide facilities to answer questions from prospective investors about Fund shares.

3.	Assist investors in completing application forms and selecting dividend and other account options.

4.	Provide other reasonable assistance in connection with the distribution of Fund shares.

SCHEDULE E

Class II Funds	Administrative Services Fee*

American Century VP Inflation Protection, Class II	5 basis points (0.05%)
American Century VP Mid Cap Value, Class II	15 basis points (0.15%)
American Century VP Income & Growth, Class II	15 basis points (0.15%)
American Century VP International, Class II	15 basis points (0.15%)
American Century VP Large Company Value, Class II	15 basis points (0.15%)
American Century VP Vista, Class II	15 basis points (0.15%)
American Century VP Value, Class II	25 basis points (0.25%)
American Century VP Ultra, Class II	25 basis points (0.25%)

Class I Funds	Administrative Services Fee
American Century VP Balanced, Class I	20 basis points (0.20%)
American Century VP Income & Growth, Class I	20 basis points (0.20%)
American Century VP International, Class I	20 basis points (0.20%)
American Century VP Value, Class II	20 basis points (0.20%)

*Distributor will pay Company on assets traded under NSCC #4527, except where the accounts are administrated by SBL for Nationwide Financial Services, Inc. (“NFS”), which are indicated with a dealer/branch code of 4527/001.  For those accounts no reimbursement is paid to SBL from September 2001 to October 2010.  Any fee payments during this time were made to NFS based on their agreement with the Distributor.  After October 2010, payments will be made directly to SBL.

SCHEDULE F
EXPENSES

The Distributor and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below.  The term “Current” is defined as an existing Contract owner with value allocated to one or more Portfolios.  The term “Prospective” is defined as a potential new Contract owner.

Item	Function	Party Responsible for Expense
Fund Prospectus	Printing and Distribution (including postage)	Current and Prospective – Distributor (Company may choose to do the printing at Fund’s expense)
Fund Prospectus and SAI Supplements	Printing and Distribution (including postage)	Distributor (Company may choose to do the printing at Distributor’s expense)
Fund SAI	Printing and Distribution (including postage)	Distributor
Proxy Material for Fund	Printing, Distribution to Current (including postage), tabulation and solicitation	Distributor
Fund Annual & Semi-Annual Report	Printing and Distribution (including postage)	Distributor (Company may choose to do the printing at Distributor’s expense)
Contract Prospectus	Printing and Distribution (including postage)	Company
Contract Prospectus and SAI Supplements	Printing and Distribution (including postage)	Company
Contract SAI	Printing and Distribution (including postage)	Company
Other communication to Prospective and Current	Printing and Distribution (including postage)	If Required by Law or Distributor – Distributor If Required by Company – Company
Operations of the Fund
All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of a Fund, and expenses paid or assumed by a Fund pursuant to any Rule 12b-1 plan
Distributor
Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company